Exhibit 10.101

October 28, 2014

Dear Bob:

We are pleased to make the following offer of employment.  Your start date is Friday, October 31, 2014.

Title and Duties

We will employ you to perform services for Clean Energy as Senior Vice President & Chief Financial Officer.  You agree to devote all of your business time, attention, and energy to the performance of your duties as Senior Vice President & Chief Financial Officer subject to the direction and control of Clean Energy management, and the policies of Clean Energy.

As Senior Vice President & Chief Financial Officer, you will provide leadership, innovative vision, and overall direction to managing and supervising Clean Energy’s global finance and accounting departments, specifically in Canada and the United States.  As part of these efforts, you will establish goals and objectives for the departments and provide performance reviews for one or more direct reports.  Your duties will also include other tasks such as budgets, forecasts, due diligence efforts, managing the Company’s internal and external financial reporting functions, ensuring the Company’s financial statements are properly stated and presented in accordance with GAAP, interfacing with the Company’s external professionals concerning the Company’s annual audit and tax returns as well as other tasks that are relevant to your position.

As Senior Vice President & Chief Financial Officer, you are a member of the senior executive team, reporting directly to the President and Chief Executive Officer.  It is important to note that only certain members of the senior executive team are authorized to enter into contracts on behalf of the Company.  Therefore, before submitting a contract or agreement for a third party, it must first be reviewed by Legal and by one of the members of this team.  You shall to the best of your ability make every effort to manage your responsibilities as Senior Vice President & Chief Financial Officer including, but not limited to:

•                  Financial Reporting

•                  Coordinate and communicate with the Audit committee of the Company

•                  Provide direction, coordination and oversight for the Accounting and Finance Team.

•                  Produce metrics, reports, and data related to management of the departments.

•                  Make recommendations on staffing needs and manage departmental development. Lead and mentor the staff in support of the company’s goals and objectives.

•                  Recommend and implement changes in support of continuous improvement efforts.

•                  Effectively coordinate with other subsidiaries fostering a team working environment with other departments.

•                  Evaluate the performance and results of all projects, services and initiatives as well as staff.

•                  Other duties as assigned.

Compensation

Signing Bonus

You will be eligible to receive a signing bonus of $50,000 subject to payroll and other withholding taxes as required by law.  The signing bonus will be paid out in one lump sum within thirty (30) days of hire.

Salary

As compensation for your services, your annual base salary of $300,000 will be paid bi-weekly.  Your position qualifies as salary exempt.

Executive Incentive Bonus

You will be eligible for a discretionary performance bonus for 2014.  Effective January 1, 2015, you will be eligible for a performance bonus at the rate 30/50/70% based on criteria set by the Compensation Committee of the Board.  Bonus payable during your first year of employment will not be prorated based upon your start date.

Stock Options

We will recommend to the Company’s Board of Directors that you will be granted 75,000 stock options at the next scheduled board meeting.  Upon successful completion of six (6) months of employment, we will recommend an additional 25,000 stock options.  The exercise price of the options will be the closing stock price on the date of the Board meeting with vesting to commence on the date of the meeting.  Your vesting schedule will be 34%, 33%, and 33% on each anniversary of the grant dates.

Other Terms

Upon successful completion of six (6) months of employment as Senior Vice President & Chief Financial Officer, you will be eligible for a senior executive employment agreement, the terms of which will be negotiated with you, and an increase in your annual base salary to $350,000. You will also become eligible for an increased performance bonus based on criteria set by the Compensation Committee of the Board.

If your employment is terminated without cause, including but not being limited to an election by Clean Energy to hire another Senior Vice President & Chief Financial Officer, you will be entitled to receive $50,000 (less appropriate taxes) in compensation payable upon termination.

The definition of “for cause” termination shall be termination for dishonesty; conviction of embezzlement, fraud or other conduct which would constitute a felony; willful unauthorized disclosure of confidential information; failure, neglect of or refusal to substantially perform the duties of employment; or any other act or omission which is a material breach of the Company’s policies regarding employment practices or the applicable federal, state and local laws prohibiting discrimination or which is materially injurious to the financial condition or business reputation of the Company or any subsidiary thereof.

Benefits

You will be eligible to participate in Clean Energy’s benefit programs on the first of the month following your hire date.  Please refer to the Clean Energy Benefits Handbook for details.  Your benefits will include three (3) weeks (15 business days) of paid vacation.  Clean Energy reserves the right to change any of its benefit programs in its sole and absolute discretion.

Vehicle

You are not authorized to drive for company purposes. Transportation costs for attendance at local company required meetings will not be reimbursable expenses.

Reimbursement for Necessary Business Expenses

Clean Energy will reimburse you for reasonable and necessary business and travel expenses, excluding local transportation costs, incurred in the performance of your duties, provided that for each business and travel expense, it is a proper deduction on the federal and state income tax return for the Company and you present Clean Energy with adequate documentation (e.g. detailed receipt or paid bill) which sets forth the date, place and amount of the expenditure, an explanation of the business purpose for the expenditure, and the names, occupations, addresses and other information sufficient to establish a business relationship to Clean Energy concerning each person who was entertained and any other documentation required in the future by the Internal Revenue Service.

No Conflicts of Interest

While you are employed by Clean Energy, you shall not directly or indirectly, either as an employee, employer, consultant, agent, principal, partner, stockholder, corporate officer, director, or in any other representative capacity, engage or participate in any business that would create a conflict of interest with your work for Clean Energy without obtaining Clean Energy’s signed authorization in advance of any such activities.

Adherence to Company Policies

You agree to abide by all company policies that are issued by the company during your employment, including the following policies, which are attached and incorporated hereby reference: confidentiality policy relating to company information, and arbitration agreement.

Termination of Agreement

You and Clean Energy agree that either you or Clean Energy may terminate the employment relationship, at will, at any time, with or without cause.  The offer of employment is contingent upon acceptable results of a pre-employment drug screen test, a thorough background check, conducted by Clean Energy’s third party contractor(s).

Please acknowledge your acceptance of the terms and condition of employment by signing in the space provided below, as well as executing any attachments and/or enclosures as requested above, and return them in the enclosed self-addressed envelope.  This offer will remain in effect through October 31, 2014 and will be officially withdrawn at close of business on that day.

Very truly yours,

/s/ Andrew J. Littlefair

Andrew J. Littlefair
President & CEO

I have read this letter and accept the offer of employment on the terms and conditions set forth herein.

Date:	October 28, 2014	By:	/s/ Robert Vreeland
Robert Vreeland

ATTACHMENT 1

I will not use or disclose during or after my employment, except as authorized by Clean Energy (“Company”) in the performance of my duties, Company Information that I have or will acquire (whether or not developed by me) during my employment by Company, its predecessor companies, and their subsidiaries or any companies, joint ventures or other operations in which Company has any interest.

The term “Company Information” as used in this Agreement means (a) information or any item of knowledge owned, acquired, or developed by Company not generally known in the relevant trade or industry, the use of which confers a competitive advantage over those that do not use or possess it including without limitation confidential information or knowledge about Company’s products, processes, services, research, exploration, reserves, engineering, manufacturing operations, computer programs, marketing, business plans, and methods of doing business; (b) other information or knowledge in Company’s possession, whether technical, business, or financial, the use or disclosure of which might reasonably be construed to be contrary to the interest of Company; and (c) information received from third parties under confidential conditions or with a restriction on use or disclosure.

I agree that upon termination of my employment for any reason I will turn over to Company all tangible embodiments of Company Information that I have in my possession and my obligations not to use or disclose Company Information will continue except that when Company Information becomes generally available to the public other than by my acts or omissions, it is no longer subject to the restrictions provision.

Date:	October 28, 2014	By:	/s/ Robert Vreeland
Robert Vreeland

ATTACHMENT 2

Any controversy, dispute or claim between any employee and the Company, or its officers, agents or other employees, shall be settled by binding arbitration, at the request of either party.  The arbitrability of any controversy, dispute or claim under this policy shall be determined by application of the substantive provisions of the Federal Arbitration Act (9 U.S.C. sections 1 and 2) and by application of the procedural provisions of the California Arbitration Act.  Arbitration shall be the exclusive method for resolving any dispute; provided, however, that either party may request provisional relief from a court of competent jurisdiction, as provided in California Code of Civil Procedure Section 1281.8.

The claims which are to be arbitrated under this policy include, but are not limited to claims for wages and other compensation, claims for breach of contract (express or implied), claims for violation of public policy, wrongful termination, tort claims, claims for unlawful discrimination and/or harassment (including, but not limited to, race, religious creed, color, national origin, ancestry, physical disability, mental disability, gender identity or expression, medical condition, marital status, age, pregnancy, sex or sexual orientation ) to the extent allowed by law, and claims for violation of any federal, state, or other government law, statute, regulation, or ordinance, except for claims for workers’ compensation and unemployment insurance benefits.

The employee and the Company will select an arbitrator by mutual agreement.  If the employee and the Company are unable to agree on a neutral arbitrator, either party may elect to obtain a list of arbitrators from the Judicial Arbitration and Mediation Service, the American Arbitration Association, or any other reputable dispute resolution organization.

The demand for arbitration must be in writing and must be made by the aggrieved party within the statute of limitations period provided under applicable California and/or federal law for the particular claim.  Failure to make a written demand within the applicable statutory period constitutes a waiver to raise that claim in any forum.  Arbitration proceedings will be held in Los Angeles County, California.

The arbitrator shall apply applicable California and/or federal substantive law to determine issues of liability and damages regarding all claims to be arbitrated, and shall apply the California Evidence Code to the proceeding.  The parties shall be entitled to conduct reasonable discovery and the arbitrator shall have the authority to determine what constitutes reasonable discovery.  The arbitrator shall hear motions for summary disposition as provided in the California Code of Civil Procedure.

Within thirty days following the hearing and the submission of the matter to the arbitrator, the arbitrator shall issue a written opinion and award which shall be signed and dated.  The arbitrator’s award shall decide all issues submitted by the parties, and the arbitrator may not decide any issue not submitted.  The arbitrator shall prepare in writing and provide to the parties a decision and award which includes factual findings and the reasons upon which the decision is based.  The arbitrator shall be permitted to award only those remedies in law or equity which are requested by the parties and allowed by law.

The decision of the arbitrator shall be binding and conclusive on the parties and cannot be reviewed for error of law or legal reasoning of any kind.  Judgment upon the award rendered by the arbitrator may be entered in any court having proper jurisdiction.

The cost of the arbitrator and other incidental costs of arbitration that would not be incurred in a court proceeding shall be borne by the Company.  The parties shall each bear their own costs and attorneys’ fees in any arbitration proceeding, provided however, that the arbitrator shall have the authority to require either party to pay the costs and attorneys’ fees of the other party, as is permitted under federal or state law, as a part of any remedy that may be ordered.

Both the Company and employees understand that by using arbitration to resolve disputes they are giving up any right that they may have to a judge or jury trial with regard to all issues concerning employment.

No employee or other Company representative can modify this policy in any manner nor enter into any agreement that is contrary to this policy unless it is in writing and signed by the Chief Executive Officer.  If any term, provision, covenant or condition of this policy is held by a court of competent jurisdiction or an arbitrator to be invalid, void, or unenforceable, the remaining terms and provisions of this Policy will remain in full force and effect and shall in no way be affected, impaired, or invalidated.

Date:	October 28, 2014	By:	/s/ Robert Vreeland
Robert Vreeland